Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS STRONG
SECOND QUARTER FISCAL 2013 EARNINGS;
RAISES FISCAL YEAR 2013 GUIDANCE

•	Net sales for second quarter fiscal year 2013 increased 19% to $938.2 million

•	Operating income for second quarter fiscal year 2013 increased 32% to $142.9, reflecting an operating margin of 15%

•
Income from continuing operations for second quarter fiscal year 2013 was $80.2 million, or $1.53 per diluted share, which included integration costs of $1.4 million pre-tax ($0.02 per diluted share) and a $2.0 million pre-tax charge ($0.02 per diluted share) for early retirement incentives offered to certain Triumph Aerostructures employees. Excluding integration costs and the early retirement incentives, earnings per share from continuing operations increased 37% to $1.57 per diluted share

•	Year-to-date cash flow from operations before pension contributions of $56.0 million was $188.9 million

Berwyn, PA - October 30, 2012- Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the second quarter of fiscal year ending March 31, 2013 totaled $938.2 million, a nineteen percent increase from last year's second quarter net sales of $790.5 million. Substantially all of the sales growth for the quarter was organic.

Income from continuing operations for the second quarter of fiscal year 2013 was $80.2 million, or $1.53 per diluted share, versus $58.6 million, or $1.13 per diluted share, for the second quarter of the prior fiscal year. The quarter's results included approximately $1.4 million pre-tax ($0.9 million after tax or $0.02 per diluted share) of integration expenses related to the acquisition of Vought Aircraft Industries (now Triumph Aerostructures-Vought Aircraft Division). In addition, the second quarter results included a charge of $2.0 million pre-tax ($1.2 million after tax or $0.02 per diluted share) for early retirement incentives offered to certain Triumph Aerostructures employees. The prior fiscal year's quarter included $1.1 million pre-tax ($0.7 million after tax) of integration costs associated with the Vought acquisition. Excluding integration costs and the early retirement incentives, income from continuing operations for the quarter was $82.3 million, or $1.57 per diluted share.

The number of shares used in computing diluted earnings per share for the second quarter of fiscal year 2013 was 52.3 million shares.

Net sales for the first six months of fiscal year 2013 were $1.826 billion, a twelve percent increase from net sales of $1.636 billion last fiscal year. Income from continuing operations for the first six months of fiscal year 2013 increased forty-three percent to $156.5 million, or $2.99 per diluted share, versus $109.5 million, or $2.13 per diluted share, in the prior year period. The year to date results included $2.0 million pre-tax ($1.3 million after tax or $0.02 per diluted share) of integration expenses related to the Vought acquisition and charges of $3.1 million pre-tax ($2.0 million after tax or $0.04 per diluted share) for early retirement incentives. The prior fiscal year period included $1.6 million pre-tax ($1.0 million after tax) of integration expenses associated with the Vought acquisition. Excluding these costs, income from continuing operations for the first six months of fiscal year 2013 was $159.8 million, or $3.06 per diluted share.

During the six months ended September 30, 2012, the company generated $188.9 million of cash flow from operations before Triumph Aerostructures' pension contribution of $56.0 million; after this contribution, cash flow from operations was $132.9 million.

Segment Results

Aerostructures

The Aerostructures segment reported net sales for the quarter of $714.0 million compared to $588.0 million in the prior year period, an increase of twenty-one percent, all of which was organic. Operating income for the second quarter of fiscal year 2013 was $121.4 million compared to $92.5 million for the prior year period, an increase of thirty-one percent and included a net unfavorable cumulative catch-up adjustment on long-term contracts of $0.2 million. The segment's operating margin for the quarter was seventeen percent, a 130 basis points improvement over the prior year period. The segment's operating results included $1.4 million of integration costs, the majority of which related to severance costs.

Aerospace Systems

The Aerospace Systems segment reported net sales for the quarter of $150.1 million, compared to $133.8 million in the prior year period, an increase of twelve percent, all of which was organic. Operating income for the second quarter of fiscal year 2013 was $25.7 million compared to $22.6 million for the prior year period, an increase of fourteen percent. Operating margin for the quarter was seventeen percent. The segment's operating results included $1.2 million of expense associated with the GECI Aviation (Sky Aircraft) bankruptcy and $1.0 million, compared to $0.5 million in the prior year period, of legal expenses associated with the previously reported trade secret litigation.

Aftermarket Services

The Aftermarket Services segment reported net sales for the quarter of $76.1 million, compared to $70.5 million in the prior year period, an increase of eight percent. Organic sales growth for the quarter was four percent. Operating income for the second quarter of fiscal year 2013 was $10.8 million compared to $7.0 million for the prior year period, an increase of fifty-four percent. Operating margin for the quarter was fourteen percent, a 430 basis points improvement over the prior year.

Outlook

Commenting on the company's performance and its outlook for fiscal year 2013, Jeffry D. Frisby, Triumph's President and Chief Executive Officer, said, “The second quarter was another great quarter for Triumph highlighted by increased revenue, record operating income and year over year margin expansion. Our backlog, which represents an ideal mix of programs across our end markets, is very strong and is testimony to our diverse product offering and our operating model.”

“Based on the strong year-to-date performance, current production rates and a weighted average share count of 52.5 million shares, we are reaffirming our revenue guidance for fiscal year 2013 of $3.5 to $3.7 billion and are raising our full year earnings guidance to earnings per share from continuing operations of approximately $5.95 per diluted share, excluding integration costs and early retirement incentives.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2013 second quarter results. The conference call will be available live and archived on the company's website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from October 31st until November 7th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1593689.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company's website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, and earnings results for fiscal 2013. All forward-looking statements involve risks and uncertainties which could affect the company's actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.

Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph's reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
CONDENSED STATEMENTS OF INCOME	2012	2011	2012	2011

Net sales	$938,181	$790,528	$1,825,869	$1,635,591

Operating income, before acquisition and integration costs and early retirement incentives	146,336	109,600	288,973	215,440
Acquisition and integration costs	1,432	1,144	1,977	1,604
Early retirement incentives expense	1,957	—	3,107	—
Operating income	142,947	108,456	283,889	213,836

Interest expense and other	16,668	17,671	33,900	44,133
Income tax expense	46,088	32,221	93,466	60,235

Income from continuing operations	80,191	58,564	156,523	109,468
Loss from discontinued operations, net of tax	—	(76)	—	(765)

Net income	$80,191	$58,488	$156,523	$108,703

Earnings per share - basic:

Income from continuing operations	$1.61	$1.20	$3.16	$2.25
Loss from discontinued operations	—	—	—	(0.02)
Net income	$1.61	$1.20	$3.16	$2.24	*

Weighted average common shares outstanding - basic	49,657	48,697	49,536	48,582

Earnings per share - diluted:

Income from continuing operations	$1.53	$1.13	$2.99	$2.13
Loss from discontinued operations	—	—	—	(0.01)
Net income	$1.53	$1.13	$2.99	$2.11	*

Weighted average common shares outstanding - diluted	52,289	51,646	52,280	51,478

Dividends declared and paid per common share	$0.04	$0.04	$0.08	$0.06

*	Difference due to rounding.

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET	Unaudited	Audited
	September 30,	March 31,
	2012	2011
Assets
Cash and cash equivalents	$30,651	$29,662
Accounts receivable, net	397,262	440,608
Inventory, net of unliquidated progress payments of $138,940 and $164,450	891,353	817,956
Rotable assets	35,730	34,554
Deferred income taxes	51,448	72,259
Prepaid and other current assets	23,313	23,344
Current assets	1,429,757	1,418,383

Property and equipment, net	744,748	733,380
Goodwill	1,546,259	1,546,374
Intangible assets, net	812,481	829,676
Other, net	57,848	26,944

Total assets	$4,591,093	$4,554,757

Liabilities & Stockholders' Equity
Current portion of long-term debt	$125,201	$142,237
Accounts payable	281,089	266,124
Accrued expenses	231,813	311,620
	638,103	719,981

Long-term debt, less current portion	967,489	1,016,625
Accrued pension and post-retirement benefits, noncurrent	626,162	700,125
Deferred income taxes, noncurrent	283,366	188,370
Other noncurrent liabilities	124,844	136,287

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 50,078,428 and 49,590,273 shares issued	50	50
Capital in excess of par value	840,750	833,935
Treasury stock, at cost, 75,994 and 58,533 shares	(3,168)	(1,716)
Accumulated other comprehensive income	(9,317)	(9,306)
Retained earnings	1,122,814	970,406
Total stockholders' equity	1,951,129	1,793,369

Total liabilities and stockholders' equity	$4,591,093	$4,554,757
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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended				Six Months Ended
	September 30,				September 30,
	2012		2011		2012		2011
Net Sales:
Aerostructures	$713,978		$587,977		$1,383,831		$1,231,283
Aerospace Systems	150,139		133,775		290,651		266,784
Aftermarket Services	76,061		70,547		156,038		140,916
Elimination of inter-segment sales	(1,997)		(1,771)		(4,651)		(3,392)
	$938,181		$790,528		$1,825,869		$1,635,591

Operating Income (Loss):
Aerostructures	$121,385		$92,489		$241,523		$180,463
Aerospace Systems	25,712		22,644		49,177		45,061
Aftermarket Services	10,767		7,015		22,574		13,976
Corporate	(14,917)	2	(13,692)		(29,385)	2	(25,664)
	$142,947	1	$108,456	3	$283,889	1	$213,836	3

Depreciation and Amortization:
Aerostructures	$24,049		$21,937		$47,953		$43,782
Aerospace Systems	4,489		4,322		8,963		8,667
Aftermarket Services	2,288		2,341		4,614		4,771
Corporate	1,172		866		2,283		1,713
	$31,998		$29,466		$63,813		$58,933

Amortization of Acquired Contract Liabilities:
Aerostructures	$(6,563)		$(5,770)		$(13,555)		$(13,510)

Capital Expenditures:
Aerostructures	$16,413		$12,590		$46,425		$21,725
Aerospace Systems	3,810		3,009		6,599		6,514
Aftermarket Services	3,378		1,571		7,475		3,333
Corporate	487		1,314		694		2,577
	$24,088		$18,484		$61,193		$34,149

1
Includes $1,432 and $1,977 of acquisition and integration expenses primarily associated with the integration of Vought, for the three and six months ended September 30, 2012, respectively, primarily in the Aerostructures segment.

2	Includes $1,957 and $3,107 of early retirement incentives due to defined benefit plan amendments for the three and six months ended September 30, 2012, respectively.
3	Includes $1,144 and $1,604 of integration expenses associated with the acquisition of Vought for the three and six months ended September 30, 2011, respectively.
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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our income from continuing operations before interest, income taxes, amortization of acquired contract liabilities, early retirement incentives, depreciation and amortization. We disclose EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to income from continuing operations set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•
Early retirement incentives may be useful to investors to consider because it represents the current period impact of the change in defined benefit obligation due to the reduction in future service costs. We do not believe these charges (gains) necessarily reflect the current and ongoing cash earnings related to our operations.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our income from continuing operations for the indicated periods:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from continuing operations	$80,191	$58,564	$156,523	$109,468

Add-back:
Income tax expense	46,088	32,221	93,466	60,235
Interest expense and other	16,668	17,671	33,900	44,133
Early retirement incentives expense	1,957	—	3,107	—
Amortization of acquired contract liabilities	(6,563)	(5,770)	(13,555)	(13,510)
Depreciation and amortization	31,998	29,466	63,813	58,933

Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$170,339	$132,152	$337,254	$259,259

Net sales	$938,181	$790,528	$1,825,869	$1,635,591

EBITDA Margin	18.2%	16.7%	18.5%	15.9%

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended September 30, 2012
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$80,191

Add-back:
Income tax expense	46,088
Interest expense and other	16,668

Operating income	$142,947	$121,385	$25,712	$10,767	$(14,917)

Early retirement incentives expense	1,957	—	—	—	1,957
Amortization of acquired contract liabilities	(6,563)	(6,563)	—	—	—
Depreciation and amortization	31,998	24,049	4,489	2,288	1,172

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (EBITDA):	$170,339	$138,871	$30,201	$13,055	$(11,788)

Net sales	$938,181	$713,978	$150,139	$76,061	$(1,997)

EBITDA Margin	18.2%	19.5%	20.1%	17.2%	n/a

	Six Months Ended September 30, 2012
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$156,523

Add-back:
Income tax expense	93,466
Interest expense and other	33,900

Operating income (loss)	$283,889	$241,523	$49,177	$22,574	$(29,385)

Early retirement incentives expense	3,107	—	—	—	3,107
Amortization of acquired contract liabilities	(13,555)	(13,555)	—	—	—
Depreciation and amortization	63,813	47,953	8,963	4,614	2,283

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$337,254	$275,921	$58,140	$27,188	$(23,995)

Net sales	$1,825,869	$1,383,831	$290,651	$156,038	$(4,651)

EBITDA Margin	18.5%	19.9%	20.0%	17.4%	n/a

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended September 30, 2011
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$58,564

Add-back:
Income tax expense	32,221
Interest expense and other	17,671

Operating income (loss)	$108,456	$92,489	$22,644	$7,015	$(13,692)

Amortization of acquired contract liabilities	(5,770)	(5,770)	—	—	—
Depreciation and amortization	29,466	21,937	4,322	2,341	866

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$132,152	$108,656	$26,966	$9,356	$(12,826)

Net sales	$790,528	$587,977	$133,775	$70,547	$(1,771)

EBITDA Margin	16.7%	18.5%	20.2%	13.3%	n/a

	Six Months Ended September 30, 2011
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from continuing operations	$109,468

Add-back:
Income tax expense	60,235
Interest expense and other	44,133

Operating income (loss)	$213,836	$180,463	$45,061	$13,976	$(25,664)

Amortization of acquired contract liabilities	(13,510)	(13,510)	—	—	—
Depreciation and amortization	58,933	43,782	8,667	4,771	1,713

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$259,259	$210,735	$53,728	$18,747	$(23,951)

Net sales	$1,635,591	$1,231,283	$266,784	$140,916	$(3,392)

EBITDA Margin	15.9%	17.1%	20.1%	13.3%	n/a

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Operating income, income form continuing operations and income from continuing operations diluted per share, before acquisition and integration costs and early retirement incentives has been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to operating income, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following table reconciles operating income, income from continuing operations and income from continuing operations per diluted share, before early retirement incentives to the operating income, income from continuing operations and income from continuing operations per diluted share, respectively.

	Three Months Ended			Six Months Ended
	September 30,			September 30,
	2012	2011		2012		2011
Operating income, before acquisition and integration costs and early retirement incentives	$146,336	$109,600		$288,973		$215,440
Acquisition and integration costs	1,432	1,144		1,977		1,604
Early retirement incentives expense	1,957	—		3,107		—
Operating income	142,947	108,456		283,889		213,836

Income from continuing operations, before acquisition and integration costs and early retirement incentives	82,343	59,302		159,751		110,503
Acquisition and integration costs, net of tax	909	738		1,255		1,035
Early retirement incentives expense, net of tax	1,243	—		1,973		—
Income from continuing operations	$80,191	$58,564		$156,523		$109,468

Income from continuing operations, before acquisition & integration costs and early retirement incentives per diluted share	$1.57	$1.15		$3.06		$2.15
Acquisition and integration costs per diluted share	(0.02)	(0.01)		(0.02)		(0.02)
Early retirement incentives expense per diluted share	(0.02)	—		(0.04)		—
Income from continuing operations per diluted share	$1.53	$1.13	^	$2.99	^	$2.13
^ Difference due to rounding.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Six Months Ended
	September 30,
	2012	2011

Cash provided by operations, before pension contributions	$188,943	$122,063
Pension contributions	56,028	60,953
Cash provided by operations	132,915	61,110
Less:
Capital expenditures	61,193	34,149
Dividends	3,997	2,943
Free cash flow available for debt reduction	$67,725	$24,018

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	September 30,	March 31,
	2012	2012

Calculation of Net Debt
Current portion	$125,201	$142,237
Long-term debt	967,489	1,016,625
Total debt	1,092,690	1,158,862
Less: Cash	30,651	29,662
Net debt	$1,062,039	$1,129,200

Calculation of Capital
Net debt	$1,062,039	$1,129,200
Stockholders' equity	1,951,129	1,793,369
Total capital	$3,013,168	$2,922,569

Percent of net debt to capital	35.2%	38.6%

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